SUBSCRIPTION AGREEMENT

FERD

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase __________ shares of the common stock of Ferd, a Nevada corporation, placed in Venice, Italy (the "Company"), for a purchase price of $_______, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Ferd” or sending a wire transfer payment to the Company’s account.

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated _______, 2016 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but have relied solely on its own advisors.

The undersigned further acknowledges that although the shares of common stock being purchased from the Company are registered securities under the U.S. Securities Act of 1933, as amended, there may be restrictions on the resale of the shares imposed by the particular state law where the undersigned resides or in a jurisdiction outside of the United States. Accordingly, the undersigned will not offer to sell or sell the Shares in any jurisdiction unless the undersigned obtains all required consents, if any.

The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company. The undersigned agrees and acknowledges that it has read all the information contained in the Prospectus, including without limitation, the Risk Factors contained therein.

Date: _______________

Amount of Investment: $______

Number of Shares: __________

Full Name of Investor:

________________________________________________

Permanent Address of Investor:

                                                                                                                   ______________________________________________________________________________

                                                                                                                   ______________________________________________________________________________

Authorized Signatory:

___________________________

If Investor is an entity, provide copy of Articles of Incorporation, Certificate of Formation or other evidence of existence, as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.